Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	SPIRIT FINANCE CORPORATION

FOR FURTHER INFORMATION CONTACT:

Investor Relations
1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2006 RESULTS

— Fourth Quarter FFO Per Share Increases 29% Over Prior Year —
— Fourth Quarter Acquisitions and Financings Total $316.6 Million —
— Full Year 2006 FFO Per Share Increases 44% to $1.01 —
— Gross Investment Portfolio Exceeds $2.8 Billion —

SCOTTSDALE, Ariz. — (BUSINESS WIRE) — February 22, 2007 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Financial Highlights

Fourth quarter 2006 funds from operations (FFO) reached a record $27.6 million, or $0.27 per diluted share, a 29% per share increase on a year-over-year basis.  Net income increased to $16.0 million, or $0.16 per share, up 60% on a per share basis from $6.9 million or $0.10 per share in the comparable quarter of 2005.  The weighted average diluted shares outstanding for the fourth quarter of 2006 increased by approximately 33 million common shares as compared to the same period in 2005 primarily as a result of stock offerings completed during 2006.  Revenue from continuing operations increased 106% to $57.7 million as compared to $28.1 million in the fourth quarter of 2005.  The strong growth in operating results is principally attributable to the significant volume of real estate acquisitions the Company achieved over the past twelve months.  A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO is included in the accompanying tables.

Mr. Christopher H. Volk, President and Chief Executive Officer, stated, “Our fourth quarter results concluded a momentous year for Spirit.  For the year, we were able to add over $1.4 billion of assets to our real estate investment portfolio, of which $316.6 million was added in the fourth quarter.  In the first quarter of 2007, we will begin to see the full revenue impact of our fourth quarter additions.  Our conclusion to a record-setting year has provided us with momentum as we enter 2007.  Our record pace of investment activity resulted from acquisitions through our direct origination activities, where we are able to help our clients lower their cost of capital through our efficient ownership of their operationally essential real estate.  A greater market awareness of our capabilities has also provided additional investment opportunities.  In addition, we were able to maintain targeted investment spreads while improving our operating efficiency to produce increasing financial returns to our stockholders.”

Full Year Highlights

Net income for the year ended December 31, 2006 increased to $52.4 million, or $0.58 per share, as compared to net income of $27.8 million, or $0.41 per share, in 2005.  Revenue from continuing operations grew appreciably to $188.6 million versus $82.6 million in 2005.  Spirit Finance generated FFO of $90.3 million, or $1.01 per share — a 44% per share increase as compared to $0.70 per share in 2005.  As a result of stock offerings completed during 2006, weighted average diluted shares outstanding for the year increased over 2005 by approximately 22 million common shares.

Portfolio Highlights

Spirit Finance’s real estate investment portfolio totaled over $2.8 billion at December 31, 2006, a 91% increase over the balance at the end of 2005.  The portfolio consisted of 1,034 owned or financed properties, including $75.2 million of mortgage loans secured by real estate and other loans primarily secured by equipment used in the operation of properties we own.  At December 31, 2006, 83% of the Company’s investment portfolio was match-funded with fixed-rate, long-term debt.

The Company completed $316.6 million of gross investments in real estate properties and loans related to 128 property locations throughout the U.S. in the fourth quarter of 2006.  Included in this total was the previously announced $75 million sale/leaseback transaction with National Envelope Corporation, the world’s largest envelope manufacturer, which was completed on December 28, 2006.

Spirit Finance’s real estate portfolio is diversified geographically throughout 43 states and among the many industries in which the Company’s customers operate.  Only two states, Wisconsin (12%) and Texas (11%), accounted for 10% or more of the total dollar value of the real estate investment portfolio at December 31, 2006.  The three largest industries in which Spirit’s customers operate as a percentage of the total investment portfolio were general and discount retailers (29%), restaurants (22%) and specialty retailers (10%).  The Company’s real estate investments also include movie theaters, industrial properties, automotive dealers, parts and service facilities, educational facilities, recreational facilities, distribution facilities and supermarkets.  As of December 31, 2006, the largest individual tenant was ShopKo Stores Operating Co., LLC, at 26% of the portfolio, down from 29% at the end of the third quarter 2006.  No other individual tenant represents more than 4% of the total investment portfolio.

Dividend

A fourth quarter 2006 dividend per common share of $0.22 was paid on January 25, 2007 to stockholders of record as of January 15, 2007.  This distribution represented an increase of 5% over the $0.21 dividend per common share for the prior quarter.

Initial Financial Guidance for 2007

While the volume of completed real estate transactions is likely to vary significantly from quarter to quarter, the Company expects to close between $800 million and $1 billion of real estate acquisitions during 2007, the timing of which will determine how much income the acquisitions will contribute to 2007 FFO. Based upon this projection of acquisition volume, the scalable general and administrative foundation built over the past three years and the Company’s current economic and interest rate outlook, management expects FFO per diluted share for 2007 to range from $1.13 to $1.18.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s fourth quarter results at 5:00 p.m. (Eastern Time) today.  Hosting the call will be Morton Fleischer, Chairman, Christopher Volk, President and Chief Executive Officer, and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Historical Investor Information.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (800) 811-8824 or (913) 981-4903 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 2394051. The replay will be available from February 22, 2007 through March 1, 2007 and will be archived for a limited time on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theaters, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands, except per share data)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues:
Rentals	$54,835	$26,356	$178,088	$76,215
Interest income on loans receivable	1,583	1,360	6,225	4,276
Other interest income	1,273	346	4,243	2,138
Total revenues	57,691	28,062	188,556	82,629

Expenses:
General and administrative	4,578	3,739	17,115	12,727
Depreciation and amortization	13,183	6,984	43,624	19,619
Interest	25,847	11,505	84,883	25,767
Total expenses	43,608	22,228	145,622	58,113

Income from continuing operations	14,083	5,834	42,934	24,516

Discontinued operations (a):
Income from discontinued operations	200	933	2,916	2,531
Net gains on sales of real estate	1,671	103	6,510	772
Total discontinued operations	1,871	1,036	9,426	3,303
Net income	$15,954	$6,870	$52,360	$27,819

Net income per common share:
Basic:
Continuing operations	$0.14	$0.09	$0.48	$0.36
Discontinued operations	0.02	0.01	0.11	0.05
Net income	$0.16	$0.10	$0.59	$0.41

Diluted:
Continuing operations	$0.14	$0.09	$0.48	$0.36
Discontinued operations	0.02	0.01	0.10	0.05
Net income	$0.16	$0.10	$0.58	$0.41

Weighted average outstanding common shares (b):
Basic	100,184,556	67,310,586	89,336,654	67,240,350
Diluted	100,580,681	67,561,456	89,634,236	67,462,750

Dividends declared per common share	$0.22	$0.21	$0.85	$0.78

(a)             Periodically, Spirit Finance may sell real estate properties. The Company considers these occasional sales of real estate properties to be an integral part of its overall business strategy in acquiring a diversified real estate investment portfolio.  Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties. Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.”  As a result, each time a property is sold, the operations of such property previously reported as part of “income from continuing operations” are reclassified into discontinued operations.  This presentation has no impact on net income.

(b)            The increase in the number of weighted average shares outstanding from 2005 to 2006 is primarily the result of stock offerings completed during 2006 totaling approximately 39 million common shares.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Investments:
Real estate investments, net	$2,667,127	$1,382,853

Loans receivable	75,173	59,008
Net investments	2,742,300	1,441,861

Cash and cash equivalents	52,317	30,536

Lease intangibles, net (a)	24,313	21,395

Other assets	37,660	19,633

Total assets	$2,856,590	$1,513,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt obligations:
Secured credit facilities	$128,535	$229,855
Mortgages and notes payable	1,670,839	664,929
Total debt obligations	1,799,374	894,784

Dividends payable	23,653	14,209

Other liabilities	39,538	11,639

Total liabilities	1,862,565	920,632

Stockholders’ equity	994,025	592,793

Total liabilities and stockholders’ equity	$2,856,590	$1,513,425

(a)             Lease intangibles represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income	$15,954	$6,870	$52,360	$27,819
Add: Portfolio depreciation and amortization expense (a)	13,170	7,152	43,902	20,347
Less: Net gains on sales of real estate held for investment (b)	(1,505)	(103)	(6,008)	(772)

Funds from operations (FFO)	27,619	13,919	90,254	47,394
Less: Straight-line rental revenue, net of allowance	(378)	(345)	(1,544)	(1,154)
Adjusted funds from operations (AFFO)	$27,241	$13,574	$88,710	$46,240

Net income per diluted share	$0.16	$0.10	$0.58	$0.41

FFO per diluted share (b)	$0.27	$0.21	$1.01	$0.70

AFFO per diluted share (b)	$0.27	$0.20	$0.99	$0.69

Weighted average outstanding common shares (diluted)	100,580,681	67,561,456	89,634,236	67,462,750

(a) Includes depreciation and amortization expense related to discontinued operations.

(b) Reconciliation of net gains on sales of real estate by type:

Total net gains on sales of real estate	$1,671	$103	$6,510	$772

Less: Net gains on real estate purchased for development and sale (included in FFO and AFFO above)	(166)	—	(502)	—

Net gains on sales of real estate held for investment	$1,505	$103	$6,008	$772
Net gains on sales of real estate held for investment per diluted share (not included in FFO and AFFO above)	$0.01	$0.00	$0.07	$0.01

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  FFO also excludes gains (or includes losses) on dispositions of real estate held for investment.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue.  The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends.  Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

Spirit Finance expects FFO per diluted share for 2007 to range from $1.13 to $1.18.  FFO for 2007 is based on an estimated net income per diluted share range of $0.56 to $0.60, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.57 to $0.58 per diluted share.